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Exhibit 10.8

SECURITY AGREEMENT

BETWEEN

AMPHASTAR PHARMACEUTICALS, INC.

AND

DRUG ROYALTY USA, INC.

DATED as of the 5th day of August 2003

i

SECURITY AGREEMENT

        THIS SECURITY AGREEMENT is made and entered into as of the 5th day of August, 2003 (this "Agreement"), between AMPHASTAR PHARMACEUTICALS, INC., a California corporation ("Amphastar" or the "Grantor"), with and in favor of DRUG ROYALTY USA, INC., a Nevada corporation ("DRC").

        WHEREAS, the Grantor is entering into a Royalty Purchase Agreement dated as of even date herewith (as amended, supplemented or otherwise modified from time to time, the "RP Agreement") with DRC, pursuant to which DRC has agreed to provide funds to the Grantor in return for a royalty interest in the Net Sales of Cortrosyn, subject to the terms and conditions set forth in the RP Agreement and this Agreement;

        AND WHEREAS, unless as otherwise defined herein, capitalized terms shall have the meaning ascribed to them in Annex 1 attached hereto;

        AND WHEREAS, under the RP Agreement, the Grantor has agreed to grant to DRC a security interest in and lien on the Product Rights, Intellectual Property, the Grantor's interest in and rights under the Acquisition Agreements, the accounts relating to the Sales of Cortrosyn and associated contracts and inventory and proceeds;

        AND WHEREAS, it is a condition precedent to the closing under the RP Agreement that the Grantor shall have executed and delivered this Agreement and granted a security interest in all of the Grantor's right, title and interest in and to all of the Collateral (as hereinafter defined) in favor of DRC, as contemplated hereby.

        NOW, THEREFORE, in consideration of the premises hereof and to induce DRC to enter into the RP Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    GRANT OF SECURITY

        To secure the full and prompt payment and performance when due of all of the Obligations (as defined below) of the Grantor pursuant to the RP Agreement, the Grantor hereby grants and conveys to DRC a valid security interest in all of the Grantor's now existing or hereafter acquired right, title and interest in and to (being hereinafter collectively referred to as the "Collateral"): (a) the Product Rights, including but not limited to the NDA, all reissues, extensions, continuations, renewals, supplements or amendments to the NDA, and all copies of all FDA files, regulatory files and formulae for Cortrosyn and the master batch records for Cortrosyn; (b) the Intellectual Property, including but not limited to the Trade Mark and all Intellectual Property set forth on Schedule B, and all reissues, extensions, continuations, renewals, supplements or amendments to the Trade Mark and such Intellectual Property; (c) the rights, benefits and entitlements under the Acquisition Agreements; (d) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including all Accounts relating to the Sales of Cortrosyn; (e) all Inventory of Cortrosyn in any form, including but not limited to all packaging for Cortrosyn and all other Inventory relating to Cortrosyn; (f) all General Intangibles with respect to any of the foregoing, including but not limited to all contracts, books, records and customer lists with respect to any of the foregoing; (g) all Commercial Tort Claims relating to Cortrosyn or any of the Product Rights or Intellectual Property, including but not limited to any and all claims for infringement of the Trade Mark or any other misuse or misappropriation of the Intellectual Property or the Product Rights; and (h) all Proceeds and Supporting Obligations of any of the foregoing.

2.    OBLIGATIONS SECURED

        The security interest, lien and other interests granted to DRC pursuant to this Agreement shall secure the prompt performance, observance and payment in full of any and all obligations, liabilities and indebtedness of every kind, nature and description owing by the Grantor to DRC arising under this Agreement, the RP Agreement, or any applicable Closing Documents, whether now existing or hereafter arising, whether arising after the commencement of any case with respect to the Grantor under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case), including without limitation the amounts described in Section 7(i), all of the foregoing being collectively referred to herein as the "Obligations".

3.    REPRESENTATIONS, WARRANTIES AND COVENANTS

        The Grantor hereby represents, warrants and covenants with and to DRC the following:

          (a)   The Grantor shall pay and perform all of the Obligations according to their terms.

          (b)   The Grantor is and will continue to be the owner of all of the Collateral, free from any adverse claim, security interest, lien, mortgage, assignment or encumbrance of any nature whatsoever in favor of any Person except the security interests granted to DRC, the security granted under the security agreement dated June 26, 2003 (the "Organon Security Agreement") executed by the Grantor in favor of Organon USA Inc. and the security described in Schedule "A" hereto, all of the holders of such security listed in Schedule "A" have released their security to the security granted to DRC hereunder.

          (c)   The Grantor has the right and power to grant the security interest granted hereunder. The Grantor shall, at the Grantor's expense, perform all acts and execute all documents necessary to maintain the existence of the Trade Mark as a registered trademark and to maintain the existence of all of the Collateral as valid and subsisting, including, without limitation, the filing of any renewal affidavits and applications. The Grantor shall take all actions necessary to create and maintain the security interest granted hereunder as a valid and perfected security interest, subject to no Encumbrances other than as permitted pursuant to Section 4.1(m) of the RP Agreement.

          (d)   The Grantor shall not assign, sell, mortgage, lease, transfer, pledge, hypothecate, grant a security interest in or lien upon, encumber, grant an exclusive or nonexclusive license relating to the Collateral, or otherwise dispose of any of the Collateral, in each case without the prior written consent of DRC.

          (e)   The Grantor's chief executive office is located at 11570 6th Street, Rancho Cucamonga, California 91730. Except as listed on Schedule A hereto, the Grantor has not maintained its chief executive office at any other location during the last five (5) years. The Grantor is organized solely in the State of California, and its (i) California organizational identification number is C1779272 and (ii) federal tax identification number is 33-0702205. There is no financing statement or other document or instrument now signed or on file in any public of1ice granting a security interest in or otherwise encumbering any part of the Collateral, except those showing DRC as secured party and those listed on Schedule A hereto. So long as any Obligations remain outstanding, the Grantor will not execute, and there will not be on file in any public office, any such financing statement or other document or instruments, except financing statements filed or to be filed in favor of DRC.

          (f)    The Grantor hereby authorizes DRC to authenticate in the name of the Grantor and file one or more financing statements (or similar documents) with respect to the Collateral. The Grantor further authorizes DRC to have this Agreement or any other similar security agreement filed with the United States Patent and Trademark Office (the "USPTO") or any other appropriate federal, state or government office.

          (g)   The Grantor shall not do any act, nor omit to do any act, whereby the Intellectual Property (including the Trade Mark) may become abandoned, invalidated, unenforceable, avoided, or avoidable, except for any such act or omission that, individually or in the aggregate, shall not have resulted in, and could not reasonably be expected to result in, a material adverse effect on the Collateral. The Grantor shall notify DRC immediately if it knows or has reason to know of any reason why any application, registration, or recording with respect to the Intellectual Property (including the Trade Mark) may become abandoned, canceled, invalidated, avoided or avoidable.

          (h)   The Grantor shall render any assistance, as DRC shall determine is necessary or advisable, to DRC in any proceeding before the USPTO, any federal or state court, or any similar office or agency in the United States, any State thereof or any political subdivision thereof, to maintain the application and registration of the Intellectual Property (including the Trade Mark) as the Grantor's exclusive property and to protect DRC's interest therein, including, without limitation, filing of renewals, affidavits of use, affidavits of incontestability and opposition, and cancellation proceedings.

          (i)    The Grantor shall promptly notify DRC if the Grantor learns of any infringement of the Intellectual Property, including any use by any Person of any word, term or design which infringes on the Trade Mark or is likely to cause confusion with the Trade Mark. If requested by DRC, the Grantor, at DRC's expense, shall (i) join with DRC in such action as DRC, in DRC's discretion, may deem advisable for the protection of DRC's interest in and to such Intellectual Property and (ii) execute such documents or take such other actions as DRC may reasonably request to perfect and protect DRC's security interest in such claim.

          (j)    The Grantor shall maintain the validity of the NDA, shall file all reports required in connection with the NDA, and shall comply with the requirements in or relating to the NDA.

          (k)   The Grantor shall promptly notify DRC, in writing, of any suit, action, proceeding, claim or counterclaim brought against the Grantor or against any other Person that could reasonably be expected to affect adversely the Collateral, and shall, on request, deliver to DRC a copy of all pleadings, papers, orders or decrees theretofore and thereafter filed in any such suit, action or proceeding, and shall keep DRC duly advised in writing of the progress of any such suit.

          (l)    To the best knowledge and belief of the Grantor after due inquiry, no infringement or unauthorized use presently is being made of any Collateral. In the event of any material infringement of the Collateral by others or in the event of any other conduct detrimental to the Collateral by others known or brought to the attention of the Grantor, the Grantor shall promptly notify DRC in writing of such infringement or other conduct and the full nature, extent, evidence and facts of such infringement or other conduct known to the Grantor.

          (m)  In the event the Grantor files a patent application in respect of Cortrosyn with the USPTO (such patent application shall be included in the Collateral), then upon the receipt of an official filing receipt indicating that a patent application included in the Collateral has been received by the USPTO and upon the issuance of any patent registration included in the Collateral, the Grantor shall notify DRC promptly in writing, which notice shall identify such patent application or patent registration, and the Grantor shall execute all documents necessary or reasonably requested by ORC to perfect a security interest in such patent application or such patent registration, and the Grantor shall annually, or more frequently as DRC shall request, cause an instrument sufficient to perfect, protect or establish any Encumbrance hereunder to be recorded in the USPTO with respect to all United States patent applications filed by it or patents issued to it during the prior calendar year.

          (n)   If requested by ORC, the Grantor shall provide to DRC with a complete status report of all Collateral; provided that the Grantor shall not be required to provide such a status report more frequently than once a year during the term of this Agreement, unless DRC, in its sole discretion, reasonably believes that a Material Adverse Financial Change has occurred or is reasonably likely to occur or that the Collateral has been or is reasonably likely to be impaired or otherwise adversely effected, in which case the Grantor shall provide DRC a complete status report of all Collateral at DRC's request (which request may be made more than annually). Upon request by DRC, the Grantor shall deliver to counsel for DRC copies of any documents concerning or related to the prosecution, protection, maintenance, enforcement and issuance of the Collateral. All information furnished to DRC concerning the Collateral and proceeds thereof is and will be accurate and correct in all material respects.

          (o)   The Grantor agrees, upon the reasonable request by DRC, during the term of this Agreement:

              (i)  to execute, acknowledge and deliver all additional instruments and documents necessary or desirable to effect the purposes and intents of this Agreement, in a form reasonably acceptable to counsel for DRC; and

             (ii)  to do all such other acts as may be necessary or appropriate to carry out the purposes and intents of this Agreement, and to create, evidence, perfect and continue the security interests of DRC in the Collateral.

          (p)   The Grantor shall notify DRC in writing at least sixty days prior to any proposed voluntary abandonment of any Intellectual Property and obtain the prior written consent of DRC to such abandonment.

          (q)   The Grantor shall, concurrently with the execution and delivery of this Agreement, execute and deliver to DRC five (5) originals of a Special Power of Attorney in the form of Exhibit A annexed hereto for the implementation of the sale or other disposition of the Collateral pursuant to DRC's exercise of the rights and remedies granted to DRC hereunder; provided, however, DRC hereby agrees that it will not exercise its rights under such Special Power of Attorney unless an Event of Default (defined below) has occurred and is continuing.

          (r)   If at any time the Grantor acquires a Letter-of-Credit Right relating to the Accounts included in the Collateral, the Grantor shall (i) promptly notify DRC thereof and (ii) take such actions as DRC may reasonably request to perfect DRC's security interest in such Letter-of-Credit Right.

4.    INDEMNITY

        The Grantor agrees to indemnify DRC from and against any and all claims, losses and liabilities arising out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement and any actions taken pursuant to Section 6 or any failure to act thereunder).

5.    EVENTS OF DEFAULT

        Each of the following constitutes an Event of Default (each an "Event of Default"):

          (a)   forthwith in the event of a failure by the Grantor to make any payment of the balance of the purchase price under Section 4.1(b) or 4.1(c) of the Sale Agreement or in the event of a breach of any of the covenants in Section 4.1(m) of the RP Agreement;

          (b)   upon ten (10) days written notice in the event of a failure to make any payment of the Royalty Interest to DRC when due under the RP Agreement if the Grantor fails to cure such failure to pay within the ten (10) day period;

          (c)   upon thirty (30) days written notice in the event of any material breach by the Grantor of any covenant in this Agreement, the RP Agreement, in any applicable Closing Document, or in the Acquisition Agreements, as the case may be (other than the covenants described in Sections 5(a) and (b) herein), if the Grantor fails to cure the material breach within the thirty (30) day period;

          (d)   forthwith upon notice in the event of a material breach by the Grantor of any representation and warranty provided for in this Agreement, the RP Agreement, or in any applicable Closing Documents;

          (e)   in the event of the entry of an order for relief with respect to the Grantor under the U.S. Bankruptcy Code, and rejection of any Acquisition Agreement by or on behalf of the Grantor under Section 365 of the U.S. Bankruptcy Code;

          (f)    forthwith upon notice if the Grantor makes an assignment for the benefit of creditors or if a voluntary or involuntary petition in bankruptcy or insolvency shall be filed by or against the Grantor or for any of the Collateral or any of its other material property or if a receiver, receiver and manager, liquidator, or trustee or person with similar powers is appointed for the Grantor or if any proceeding, voluntary or involuntary, is commenced respecting the Grantor pursuant to any statute relating to bankruptcy, insolvency, reorganization of debts, liquidation, winding-up or dissolution;

          (g)   the Grantor passes any resolution for its liquidation, winding-up or dissolution or ceases to carryon its business;

          (h)   any seizure, execution, sequestration, distress, attachment or other equivalent process is issued or levied against any of the Collateral or any other material property of the Grantor; and

          (i)    upon the occurrence of an Event of Default under the terms and conditions of the Organon Security Agreement or under any security agreement encumbering all or any portion of the Collateral.

6.    RIGHTS AND REMEDIES UPON AN EVENT OF DEFAULT

        (a)   If any Event of Default shall have occurred and be continuing, then and in every such case, subject to any mandatory requirements of law, DRC, in addition to other rights and remedies provided for herein and any rights now or hereafter existing under applicable law, shall have all rights and remedies as a secured creditor under the Uniform Commercial Code in all relevant jurisdictions and may:

            (i)  personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from the Grantor or any other Person who then has possession of any part thereof, with or without notice or process of law, and for that purpose may enter upon the Grantor's premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of the Grantor; and

           (ii)  sell, assign or otherwise liquidate, or direct the Grantor to sell, assign or otherwise liquidate, any or all of the Collateral or any part thereof, and take possession of the proceeds of any such sale or liquidation;

        (b)   Any collateral repossessed by DRC under or pursuant to Section 6(a) and any other Collateral whether or not so repossessed by DRC, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as DRC may, in compliance with any requirements of law, determine to be commercially reasonable. Any such disposition which shall be a private sale or other private proceedings permitted by such requirements shall be made upon not less than 10 days' written notice to the Grantor specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the 10 days after the giving of such notice, to the right of the Grantor or any nominee of the Grantor to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified. Any such disposition which shall be a public sale permitted by such requirements shall be made upon not less than 10 days' written notice to the Grantor specifying the time and place of such sale and, in the absence of applicable requirements of law, shall be by public auction (which may, at the option of DRC, be subject to reserve), after publication of notice of such auction not less than 10 days prior thereto in two newspapers of general circulation in the jurisdiction in which such auction is to be held. To the extent permitted by any such requirements of law, DRC may bid for and become the purchaser of the Collateral or any item thereof, offered for sale in accordance with this Section without accountability to the Grantor (except to the extent of surplus money received). It: under mandatory requirements of law, DRC shall be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to the Grantor as hereinabove specified, DRC need give the Grantor only such notice of disposition as shall be reasonably practicable in view of such mandatory requirements of law. DRC shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. DRC may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

        (c)   Without limiting DRC's rights pursuant to Section 7(i), upon the occurrence and continuance of an Event of Default, DRC shall have the right at any time to make any payments and do any other acts DRC may deem necessary to protect its security interests in the Collateral, including, without limitation, the rights to pay, purchase, contest or compromise any Encumbrance which, in the reasonable judgment of DRC, appears to be prior to or superior to the security interests granted hereunder, and appear in and defend any action or proceeding purporting to affect its security interests in, or the value of, the Collateral. The Grantor hereby agrees to reimburse DRC for all payments made and expenses incurred under this Agreement including reasonable fees, expenses and disbursements of attorneys and paralegals acting for DRC, including any of the foregoing payments under, or acts taken to protect its security interests in, the Collateral, including payment of the balance of the purchase price for the Product Rights and all other rights acquired under or pursuant to the Sale Agreement, which amounts shall be secured under this Agreement, and agrees it shall be bound by any payment made or act taken by DRC hereunder absent DRC's gross negligence or willful misconduct. DRC shall have no obligation to make any of the foregoing payments or perform any of the foregoing acts.

        (d)   The Grantor hereby irrevocably authorizes and appoints DRC, or any Person or agent DRC may designate, as the Grantor's attorney-in-fact, with full authority in the place and stead of the Grantor and in the name of the Grantor or otherwise, at the Grantor's cost and expense, in DRC's good faith business judgment, to take any action and to execute any instrument that DRC may deem necessary or advisable to accomplish the purposes and intents of this Agreement and to exercise all of the following powers upon and at any time after the occurrence and during the continuance of an Event of Default, which powers, being coupled with an interest, shall be irrevocable until all of the Obligations shall have been paid and satisfied in full:

            (i)  ask for, demand, collect, bring suit, recover, compromise, administer, accelerate or extend the time of payment, issue credits, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

           (ii)  receive, take, endorse, negotiate, sign, assign and deliver and collect any checks, notes, drafts or other instruments, documents and chattel paper, in connection with clause (i) above;

          (iii)  receive, open and dispose of all mail addressed to the Grantor in connection with clause (i) above, and notify postal authorities to change the address for delivery thereof to such address as DRC may designate;

          (iv)  give customers indebted on the Collateral notice of DRC's interest therein, or to instruct such customers to make payment directly to DRC for the Grantor's account or to request, at any time from customers indebted on the Collateral, verification of information concerning the Collateral and the amounts owing thereon;

           (v)  convey any item of Collateral to any purchaser thereof;

          (vi)  make any payments or take any acts under Sections 6(c) and 7(i) hereof; and

         (vii)  file any claims or take any action or institute any proceedings that DRC may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of DRC with respect to any of the Collateral.

DRC's authority under this Section 6(d) shall include, without limitation, the authority to execute and give receipt for any certificate of ownership or any document, transfer title to any item of Collateral, sign the Grantor's name on all financing statements or any other documents deemed necessary or appropriate to preserve, protect or perfect the security interest in the Collateral and to file the same, prepare, file and sign the Grantor's name on any notice of lien, assignment or satisfaction of lien or similar document in connection with any Collateral and prepare, file and sign the Grantor's name on a proof of claim in bankruptcy or similar document against any customer of the Grantor, and to take any other actions arising from or incident to the rights, powers and remedies granted to DRC in this Agreement. This power of attorney is coupled with an interest and is irrevocable by the Grantor until all of the Obligations shall have been paid and satisfied in full.

        (e)   All cash proceeds received by DRC in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied by ORC against the Obligations in such order as DRC may determine.

        (t)    Upon the occurrence and during the continuance of an Event of Default, all income, royalties, payments and damages under or in respect of the Collateral, if any, received thereafter shall be held by the Grantor in trust for the benefit of DRC, separate from the Grantor's own property or funds and immediately turned over to DRC with proper assignments or endorsements. Upon the occurrence and during the continuance of an Event of Default, DRC shall have the right to notify payors of income, royalties, payments and damages under or in respect of the Collateral to make payment directly to DRC.

        (g)   Each and every right, power and remedy hereby specifically given to DRC shall be in addition to every other right, power and remedy specifically given under this Agreement or now or hereafter existing at law or in equity, or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by DRC. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of exercise of one shall not be deemed a waiver of the right to exercise of any other or others. No delay or omission of DRC in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Event of Default or any acquiescence therein.

7.    GENERAL PROVISIONS

        (a)    Notices.    All notices, approvals, consents or other communications required or desired to be given hereunder shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges prepaid, or by telecopier followed by a hard copy sent by overnight mail:

  in the case of a notice to the Grantor at:

  Amphastar Pharmaceuticals, Inc.
  11570 6th Street
  Rancho Cucamonga
  California 91730

  Attention: Chief Financial Officer
  Fax No.: (909) 980-6139
  Email: DavidN@Amphastar.com

  and in the case of a notice to DRC at:

  Drug Royalty USA, Inc.
  Bank of America Center
  101 Convention Center Drive
  Suite 850, P.O. Box 50401
  Las Vegas, Nevada 89109

  Attention: Behzad Khosrowshahi
  Fax No.: (702) 598-3651
  Email: bk@drugroyalty.com

  with a copy to Fasken Martineau DuMoulin LLP at:

  66 Wellington Street West
  Suite 4200, Toronto Dominion Bank
  Tower Box 20, Toronto-Dominion Centre
  Toronto, Ontario
  M5K lN6

  Attention: Scott Conover
  Fax No.: (416) 364-7813
  Email: sconover@tor.fasken.com

All such notices and correspondence shall be deemed given (i) if sent by certified or registered mail, three Business Days after being postmarked, (ii) if sent by overnight delivery service, when received at the above stated addresses or when delivery is refused and (iii) if sent by telecopier transmission, when receipt of such transmission is acknowledged.

        (b)    Headings.    The headings in this Agreement are for purposes of reference only and shall not affect the meaning or construction of any provision of this Agreement.

        (c)    Severability.    The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect, in that jurisdiction only, such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Agreement in any jurisdiction.

        (d)    Amendments—Waivers and Consents.    Any amendment or waiver of any provision of this Agreement and any consent to any departure by the Grantor from any provision of this Agreement shall not be effective unless the same shall be in writing and signed by the Grantor and DRC and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        (e)    Interpretation.    Time is of the essence in each provision of this Agreement of which time is an element. All terms not defined herein or in the RP Agreement shall have the meaning set forth in the Uniform Commercial Code, except where the context otherwise requires. To the extent a term or provision of this Agreement conflicts with the Agreement and is not dealt with herein with more specificity, the Agreement shall control with respect to the subject matter of such term or provision. Acceptance of or acquiescence in a course of performance rendered under this Agreement shall not be relevant in determining the meaning of this Agreement even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection. "Including" when used herein means "including without limitation" and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.

        (1)    Continuing Security Interest.    This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the payment in full in cash of the Obligations and the termination of the RP Agreement, (ii) be binding upon the Grantor and its successors and assigns and (iii) inure, together with the rights and remedies of DRC, to DRC's successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), DRC may, in accordance with the terms of the RP Agreement, assign or otherwise transfer all or any portion of its rights and obligations under the RP Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to DRC herein or otherwise, in each case as provided in the Agreement.

        (g)    Reinstatement.    To the extent permitted by law, this Agreement shall continue to be effective or be reinstated if at any time any amount received by DRC in respect of the Obligations is rescinded or must otherwise be restored or returned by DRC because the Grantor is the subject of an Event of Default, all as though such payments had not been made.

        (h)    Survival of Provisions.    All representations, warranties and covenants of the Grantor contained herein shall survive the execution and delivery of this Agreement, and shall terminate only upon the full and final payment and performance by the Grantor of the Obligations secured hereby and termination of the RP Agreement.

        (i)    DRC May Perform: Acquisition Agreements Cure Rights.    If the Grantor fails to perform any agreement contained herein, or upon the occurrence of an Event of Default under the Acquisition Agreements, DRC may (but shall have no obligation to) itself perform, or cause performance of, such agreement, and the expenses of ORC incurred in connection therewith and the full amount paid by ORC to Organon USA Inc. under Sections 4.1(b) and (c) of the Sale Agreement, if any, shall be payable by the Grantor together with interest in accordance with the RP Agreement, and shall constitute Obligations secured by this Agreement.

        (j)    No Duty on DRC.    The powers conferred on ORC hereunder are solely to protect the interest of ORC in the Collateral and shall not impose any duty upon DRC to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for money actually received by it hereunder, ORC shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters related to any Collateral, whether or not ORC has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any Person or any other rights pertaining to any Collateral. DRC shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which ORC accords its own property. To the extent the Collateral is held by a custodian, ORC shall be deemed to have exercised reasonable care if it has selected the custodian with reasonable care.

        (k)    Delays: Partial Exercise of Remedies.    No delay or omission of DRC to exercise any right or remedy hereunder, whether before or after the occurrence of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by DRC of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

        (1)    Release: Termination of Agreement.    Subject to the provisions of Section 7(g) hereof, upon the payment in full of the Obligations and the termination of the RP Agreement, this Agreement shall terminate and all rights in the Collateral shall revert to the Grantor. At such time, DRC shall, upon the request of the Grantor and at the expense of DRC, (A) execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination, (B) reassign and redeliver to the Grantor all of the Collateral hereunder which has not been sold, disposed of, retained or applied by DRC in accordance with the terms hereof and (C) return to the Grantor the originals of the Special Power of Attorney to the extent same are then in DRC's possession. Such reassignment and redelivery shall be without warranty by or recourse to DRC, except as to the absence of any prior assignments by DRC of its interest in the Collateral.

        (m)    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but both of which shall together constitute one and the same agreement.

        (n)    Facsimile Execution.    To evidence the fact that it has executed this Agreement, a party may send a copy of its executed counterpart to the other party by facsimile transmission. That party shall be deemed to have executed this Agreement on the date it sent such facsimile transmission. In such event, such party shall forthwith deliver to the other party the counterpart of this Agreement executed by such party.

        (o)    GOVERNING LAW.    THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAW PRINCIPLES.

        (p)    SUBMISSION TO JURISDICTION.    ALL DISPUTES BETWEEN THE GRANTOR AND DRC, WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY COURTS LOCATED IN THE STATE OF NEW YORK AND THE COURTS TO WHICH AN APPEAL THEREFROM MAY BE TAKEN; PROVIDED, HOWEVER, THAT DRC SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST THE GRANTOR OR ITS PROPERTY IN ANY LOCATION REASONABLY SELECTED BY DRC IN GOOD FAITH TO ENABLE DRC TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF DRC. THE GRANTOR AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS, SETOFFS OR CROSS-CLAIMS IN ANY PROCEEDING BROUGHT BY DRC. THE GRANTOR WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH DRC HAS COMMENCED A PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON FORUM NON CONVENIENS.

        (q)    JURY TRIAL.    THE GRANTOR AND DRC EACH HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO A TRIAL BY JURY.

[THIS SPACE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement by causing this Agreement to be signed by their respective duly authorized officers on the date first above written.

AMPHASTAR PHARMACEUTICALS, INC.
		By:	/s/ DAVID W. NASSIF Name: David W. Nassif Title: Chief Financial Officer
Accepted and Agreed as of the date first above written:
DRUG ROYALTY USA, INC.
By:	Name: Title:

SCHEDULE A
LIST OF EXISTING SECURITY ON THE COLLATERAL

        Security Agreement dated February 8, 2001 executed by Amphastar Pharmaceuticals, Inc. in favour of Cathay Bank, a California banking corporation.

SCHEDULE B
INTELLECTUAL PROPERTY

Cortrosyn United States Trade Mark Registration No. 779366

U.S. NDA Number 16-750

Domain Names:	cortrosyn.com cortrosyn.us

ANNEX 1
DEFINITIONS

        "Accounts" shall have the meaning set forth in the UCC.

        "Acquisition Agreements" means collectively the asset sale agreement between Amphastar and Organon USA Inc. (the "Sale Agreement"), the security agreement between Amphastar and Organon USA Inc., the toll manufacturing agreement between Amphastar and Organon USA Inc. pertaining to Cortrosyn and the quality agreement between Amphastar and Organon USA Inc., each dated June 26,2003, as such agreements may be amended, restated, supplemented or otherwise modified from time to time.

        "Active Pharmaceutical Ingredient" or "API" means the drug substance cosyntropin and any analog, derivative, improvement or variation of such active pharmaceutical ingredient.

        "Affiliate" means a Person which, directly or indirectly, controls, is controlled by or is under common control with another.

        "Closing Document" means any document, instrument, undertaking or agreement made or delivered pursuant to or in connection with the RP Agreement.

        "Collateral" has the meaning provided for in Section 1 of this Agreement.

        "Commercial Tort Claims" shall have the meaning set forth in the UCC.

        "Cortrosyn" means a pharmaceutical preparation containing the Active Pharmaceutical Ingredient, in all doses, for all indications and diseases, whether approved by a Governmental Agency or not, using any delivery mechanism and including any improvement, variation, any minor chemical alteration, new generation or product line extensions, and any product or combination of products with a chemical or biological formulation that contains the Active Pharmaceutical Ingredient, manufactured and/or sold by or on behalf of Amphastar, its Affiliates, licensees, distributors or agents under the Trade Mark or any other name.

        "Encumbrance" means any encumbrance of any kind whatsoever, actual or contingent, fixed or floating, including any security interest, mortgage, lien, pledge, assignment, charge, trust or deemed trust (whether contractual, statutory or otherwise arising).

        "Event of Default" has the meaning provided for in Section 5 of this Agreement.

        "FDA" means the U.S. Food and Drug Administration.

        "General Intangibles" shall have the meaning set forth in the UCC.

        "Governmental Agency" means any domestic or foreign government whether federal, state, provincial or municipal and any governmental agency, governmental authority, regulatory authority, governmental tribunal or governmental commission of any kind whatever including the FDA.

        "Intellectual Property" means all of Amphastar's existing or hereafter acquired right, title and interest in the Territory in and to the Patent Rights, Trade Marks, Trade Secrets, domain names and internet addresses, know-how and other intellectual property relating to, associated with, covering or embodying Cortrosyn or the Active Pharmaceutical Ingredient.

        "Inventory" shall have the meaning set forth in the UCC.

        "Letter-of-Credit Right" shall have the meaning set forth in the UCC.

        "Material Adverse Financial Change" means any change, event, occurrence or change in the state of facts that has or could be expected to have a material adverse effect on the financial condition of Amphastar.

        "NDA" means the application (U.S. NDA Number 16-750) for Cortrosyn prepared pursuant to applicable FDA regulations and filed by Organon USA Inc. with the FDA for authorization to market Cortrosyn within the United States, including all additions, supplements, extensions and modifications thereto made prior to or during the Term as defined in and under the RP Agreement; and transferred by Organon USA Inc. to Amphastar pursuant to the Sale Agreement.

        "Obligations" has the meaning provided for in Section 2 of this Agreement.

        "Patent Rights" means all of Amphastar's existing or hereafter acquired right, title and interest in the Territory to the patents and patent applications claiming, relating to or associated with Cortrosyn or the Active Pharmaceutical Ingredient and all improvements thereto made by Amphastar or its Affiliates, including all divisions, continuations, partial continuations, extensions, substitutions, confirmations, registrations, revalidations, additions or reissues of or to any of the patents or patent applications.

        "Person" includes an individual, body corporate, partnership, joint venture, co-operative, trust or unincorporated organization, Governmental Agency or any agency or instrumentality thereof, or any other entity recognized by law.

        "Proceeds" shall have the meaning set forth in the UCC.

        "Product Rights" means all of the rights to Cortrosyn acquired by Amphastar under the Acquisition Agreements including the NDA, copies of all FDA files, regulatory files and formulae for Cortrosyn and the most recent master batch record for Cortrosyn.

        "Sales of Cortrosyn" means (a) gross revenues from sales of Cortrosyn in the Territory by Grantor, its Affiliates, licensees, distributors and agents to a purchaser (including, a wholesaler or group purchasing organization and any licensee under Bankruptcy Code Section 365(n)(2)); and (b) all amounts recovered by or paid to Grantor pursuant to a settlement, order or judgment in respect of any claim or legal proceeding relating to Cortrosyn or any of the Product Rights or Intellectual Property or any right of Grantor to manufacture, market, sell or distribute Cortrosyn or the ownership or rights of Grantor to any of the Product Rights or Intellectual Property.

        "Supporting Obligations" shall have the meaning set forth in the UCC.

        "Territory" means the United States of America and its respective territories and possessions.

        "Trade Mark" means the United States trade mark Cortrosyn®, registration number 779366, any and all United States trade marks, service marks or symbols, trade devices, certification marks, trade names and applications therefor in respect of, associated with or relating to Cortrosyn now or hereafter filed by or issued, licensed or assigned to or under the control of or owned under common law by Amphastar or its Affiliates in the Territory and including all reissues, extensions, continuations, renewals, supplements or amendments thereto.

        "Trade Secrets" means all information, technical data, experimental procedure, scientific and medical information invented, developed, controlled or acquired prior to or during the term of the RP Agreement by or on behalf of Amphastar or its Affiliates in the Territory relating to the development, manufacturing, distributing, marketing, promoting, offering for sale or sale of Cortrosyn, the Active Pharmaceutical Ingredient or the Product Rights, including all information contained in health and marketing registration applications filed by or on behalf of Amphastar or its Affiliates or Organon USA Inc. or its Affiliates relating to Cortrosyn, and all pre-clinical and clinical data, product forms, specifications and manufacturing data relating to Cortrosyn, the Active Pharmaceutical Ingredient or the Product Rights, including all Technical Information (as such term is defined in the Sale Agreement).

        "UCC" shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided, however, that if by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of DRC's security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the tern "UCC" shall mean the Uniform Commercial Code as in effect on the date hereof in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions relating to such provisions.

EXHIBIT A
TO
SECURITY AGREEMENT

SPECIAL POWER OF ATTORNEY

STATE OF CALIFORNIA	)
	)	ss.:
COUNTY OF SAN BERNARDINO	)

        KNOW ALL MEN BY THESE PRESENTS, that AMPHASTAR PHARMACEUTICALS, INC., a California corporation ("Grantor"), hereby appoints and constitutes DRUG ROYALTY USA, INC., a Nevada corporation ("DRC"), and each of its officers, its true and lawful attorney, with full power of substitution and with full power and authority to perform the following acts on behalf of Grantor:

          1.     Execution and delivery of any and all agreements, documents, instrument of assignment or other papers which DRC, in its discretion, deems necessary or advisable for the purpose of assigning, selling, or otherwise disposing of all right, title, and interest of Grantor in and to the "Collateral" (as such term is defined in the Security Agreement referred to below) and all registrations, recordings, reissues, extensions, and renewals thereof, or for the purpose of recording, registering and filing of, or accomplishing any other formality with respect to the foregoing.

          2.     Execution and delivery of any and all documents, statements, certificates or other papers which DRC, in its discretion, deems necessary or advisable to further the purposes described in paragraph 1 hereof.

        This Power of Attorney is made pursuant to a Security Agreement, dated of even date herewith, between Grantor and DRC (the "Security Agreement") and is subject to the terms and provisions thereof. This Power of Attorney, being coupled with an interest, is irrevocable until all "Obligations", as such term is defined in the Security Agreement, are indefeasibly paid in full and the Security Agreement is terminated in writing by DRC.

Dated: August 6, 2003

AMPHASTAR PHARMACEUTICALS, INC.
By:	/s/ DAVID W. NASSIF Name: David W. Nassif Title: Chief Financial Officer

STATE OF CALIFORNIA	)
	)	ss.:
COUNTY OF SAN BERNARDINO	)

        On this 20th day of August, 2003, before me personally came David W. Nassif, to me known, who being duly sworn, did depose and say, that he is the CEO of AMPHASTAR PHAMACEUTICALS, INC., the corporation described in and which executed the foregoing instrument.

/s/ DEAN L. COLLINS Notary Public
DEAN L. COLLINS Commission #1323982 Notary Public—California San Bernardino County My Comm. Expires Nov 3, 2005 [SEAL]

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